October 17, 2005



Ms. Nancy S. Wise
Chief Financial Officer
Four Oaks Fincorp, Inc.
6114 U.S. 301 South
Four Oaks, NC 27524


Re:
      Form 10-K for the fiscal year ended December 31, 2004
      File No. 000-22787

Dear Ms. Wise:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.


								Sincerely,



Joyce Sweeney
								 Branch Chief